Tidal Trust II N-14

Exhibit 99.(6)(b)(1)

THIRD AMENDMENT TO THE

SUB-ADVISORY AGREEMENT

This Third Amendment to the Sub-Advisory Agreement (the “Amendment”) is made as of [ ], 2026, by and between TIDAL INVESTMENTS LLC (the “Adviser”) and HILTON CAPITAL MANAGEMENT, LLC (the “Sub-Adviser”).

BACKGROUND:

A.	The Adviser and the Sub-Adviser are parties to a Sub-Advisory Agreement, dated as of November 9, 2023, as amended to date (the “Agreement”).

B.	Pursuant to an Agreement and Plan of Reorganization, certain predecessor funds (each a series of Tidal Trust I) reorganized into new funds (each a series of Tidal Trust II, and collectively, the “New Funds” as defined below), and the Adviser and the Sub-Adviser are entering into this Amendment for the Sub-Adviser to provide the sub-advisory services to the New Funds pursuant to the Agreement (the “Reorganization”).

C.	In connection with the Reorganization, and pursuant to Section 22 of the Agreement, the parties desire to amend and restate Schedule A to the Agreement to add the New Funds as follows:

Hilton Dividend & Yield Equity ETF

Hilton NCA Enhanced Fixed Income ETF

D.	This Background section and the Schedule attached to this Amendment are incorporated by reference into, and made a part of, this Amendment.

TERMS:

NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

1.	The current Schedule A to the Agreement is hereby amended and restated in its entirety as set forth on the Amended and Restated Schedule A attached hereto.

2.	Miscellaneous.

a.	Capitalized terms not defined in this Amendment shall have the respective meanings set forth in the Agreement.

b.	Except as specifically amended by this Amendment, and except as necessary to conform to the intention of the parties hereinabove set forth, the Agreement shall remain unaltered and in full force and effect and is hereby ratified and confirmed.

c.	The Agreement, as amended hereby, together with its Amended and Restated Schedule A, constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by duly authorized representatives as of the date first set forth above.

TIDAL INVESTMENTS LLC

By:
Name:
Title:

HILTON CAPITAL MANAGEMENT, LLC

By:
Name:
Title:

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Amended and Restated Schedule A

to the

Sub-Advisory Agreement by and between Tidal Investments LLC and Hilton Capital Management, LLC

(November 3, 2026)

Fund Name	Sub-Advisory Fee	Effective Date	Trading Authority	Proxy Voting Authority
Hilton Small-MidCap Opportunity ETF	0.40%	Commencement of Operations	Fully Discretionary	None
Hilton BDC Corporate Bond ETF	0.24%	February 26, 2026	Non-Discretionary	None
Hilton Dividend & Yield Equity ETF	[ ]	Commencement of Operations	Fully Discretionary	None
Hilton NCA Enhanced Fixed Income ETF	[ ]	Commencement of Operations	Non-Discretionary	None

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